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As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1883639
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
5831 Cedar Lake Road St. Louis Park, Minnesota 55416 (952) 525-2070 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Steven J. Wagenheim
President and Chief Executive Officer
Granite City Food & Brewery Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(952) 525-2070
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copies to: Avron L. Gordon, Esq. Brett D. Anderson, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (par value $0.01 per share)	3,791,183	$4.155	$15,752,365.37	$1,995.82

(1)
This registration statement also covers any additional shares of common stock which become issuable in connection with the Securities Purchase Agreement dated September 17, 2004 pursuant to which these securities were issued by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average of the high and low sale prices for such stock on October 12, 2004, as reported by The Nasdaq SmallCap Market.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2004

Prospectus

        3,791,183 Shares

Granite City Food & Brewery Ltd.

Common Stock

        The shareholders identified on pages 10 through 14 are offering and selling 3,791,183 shares of our common stock under this prospectus. Certain of such shares are issuable upon the exercise of warrants. We will not receive any part of the proceeds from this offering.

        Our common stock is listed on The Nasdaq SmallCap Market under the symbol "GCFB." On October 12, 2004, the closing sale price of our common stock was $4.10 per share.

        Investing in our securities involves a high degree of risk. You should review Risk Factors beginning on page 4 for information that you should consider carefully before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

  •
  Annual Report on Form 10-KSB for the fiscal year ended December 28, 2003;

  •
  Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 28, 2004, and June 27, 2004;

  •
  Current Report on Form 8-K filed September 17, 2004; and

  •
  Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock), our common stock and our Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on March 19, 2001, as the same may be amended from time to time.

        We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to Monica A. Underwood, Interim Chief Financial Officer and Corporate Controller, 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416. Please direct telephone requests to Ms. Underwood at (952) 525-2071.

PROSPECTUS SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Granite City Food & Brewery Ltd.

        Granite City Food & Brewery Ltd. currently operates eight Granite City Food & Brewery® casual dining restaurants featuring made-from-scratch food and handcrafted beers. Our broad menu offers traditional and regional foods served in generous portions at reasonable prices, affording guests an excellent value and great dining experience. Our first Granite City location, in St. Cloud, MN, opened in June 1999. Subsequently, we opened restaurants in Sioux Falls, SD, Fargo, ND, West Des Moines, IA, Cedar Rapids, IA, Davenport, IA, Lincoln, NE, and Minneapolis, MN.

        In the third quarter of 2004, we obtained financing through the private placement of common stock and warrants to purchase common stock. We plan to finance the development of additional restaurants in markets throughout the Midwest with the use of the proceeds from this financing and other financing sources when required.

        We were incorporated on June 26, 1997, as a Minnesota corporation. Our executive offices are located at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416, and our telephone number is (952) 525-2070.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this document and the other information to which we refer you, before you decide to invest.

Risks Related to Our Business

        We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow.    Our operating experience has not been long enough for us to know whether we can achieve and sustain profitable operations and positive cash flow. Our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions in our markets, and the level of competition in our markets.

        We may not be able to achieve and manage planned expansion.    We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

        We may be unable to recruit, motivate and retain qualified employees.    Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions could be in short supply in one or more of our markets. Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

        We may be unable to successfully compete with other restaurants in our markets.    The restaurant industry is intensely competitive. There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants, or in which we intend to establish restaurants. Additionally, other companies may develop restaurants with similar concepts in our markets. Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenues and result in a material adverse effect on our business, financial condition, results of operations or cash flows. We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets. We cannot assure you that we will be successful in implementing such changes or that these changes will not reduce our profitability.

        Changes in consumer preferences or discretionary consumer spending could negatively impact our results.    Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets. Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants. Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence. In a weak economy, our customers may reduce their level of discretionary spending which could impact the frequency with which our customers choose to dine out or the amount they spend when they do dine out, thereby reducing our revenues. Adverse economic conditions and changes in consumer preferences could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

        Increased food costs could materially adversely affect our operating results.    Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary distributor of our food. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. Further, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and passing along price increases to our customers, and a failure to do so could materially adversely affect our business, financial condition, operating results or cash flows.

        Health concerns relating to the consumption of beef or other food products could affect consumer preferences and could negatively impact our results of operations.    Like other restaurant chains, consumer preferences could be affected by health concerns about the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, "mad cow" or "foot-and-mouth" disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants. If we react to the negative publicity by changing our concept or our menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new guest base to produce the revenue needed to make our restaurants profitable. In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors. A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity or as a result of a change in our menu or concept could materially harm our business.

        Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.    To continue to grow, we must open new restaurants on a timely and profitable basis. We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows. Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

  •
  the hiring, training and retention of qualified operating personnel, especially managers;

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  reliance on the knowledge of our executives to identify available and suitable restaurant sites;

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  competition for restaurant sites;

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  negotiation of favorable lease terms by us or our developers;

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  timely development of new restaurants, including the availability of construction materials and labor;

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  management of construction and development costs of new restaurants;

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  securing required governmental approvals and permits in a timely manner, or at all;

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  cost and availability of capital;

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  competition in our markets; and

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  general economic conditions.

        In addition, we contemplate entering geographic markets in which we have no operating experience. These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause our new restaurants to be less successful than our existing restaurants.

        Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.    Our developer depends upon contractors for the construction of our restaurants. After constructions, we invest heavily in leasehold improvements for completion of our restaurants. Many factors could adversely affect the cost and time associated with our development of restaurants, including:

  •
  labor disputes;

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  shortages of materials and skilled labor;

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  adverse weather;

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  unforeseen construction problems;

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  environmental problems;

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  zoning problems;

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  federal, state and local government regulations;

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  modifications in design; and

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  other unanticipated increases in costs.

        Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules. Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

        We may be unable to fund our significant future capital needs in the long term and we may need additional capital sooner than anticipated.    As we expand our restaurant operations, we require funds for capital expenditures, pre-opening costs and to offset negative cash flow related to new restaurant openings. We may not be able to obtain the future financing we need for expansion on acceptable terms. If we do not generate sufficient cash flow from current operations or if financing is not available to us, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows. We may raise future capital through the issuance of our securities. Depending upon the price at which we issue securities to fund expansion, your holdings may be diluted. Specifically, our future expansion may be delayed or curtailed:

  •
  if future cash flows from operations fail to meet our expectations;

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  if costs and capital expenditures for new restaurant development exceed anticipated amounts;

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  if we incur unanticipated expenditures related to our operations;

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  if we are unable to obtain acceptable equipment financing of restaurants; or

  •
  if we are required to reduce prices to respond to competitive pressures.

        Our operations depend upon governmental licenses or permits and we may face liability under dram shop statutes.    Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations.

We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants. Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer. Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time. State liquor and brewing laws may prevent or impede our expansion into certain markets. Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially and adversely affected.

        Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.    Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act of 2002, as well as new and proposed SEC regulations, Nasdaq Stock Market rules and accounting standards, has required an increased amount of management attention and external resources. Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities. Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

        Because the value of our business depends primarily upon intangible assets, such as our business concept and development strategy, the value of your investment could decrease significantly in the event of liquidation.    We do not own the real estate or buildings at our existing locations. Our tangible assets consist primarily of restaurant equipment and inventory. Until we establish a history of earnings, the value of our business that could be realized upon liquidation may consist largely of intangible assets, such as our business concept, development strategy, intellectual property, trademarks, goodwill and employee know-how. If our business is not successful, our intangible assets may not have significant value and the value of your investment could decrease.

Risks Related to Our Securities

        Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in the price of our common stock.    Our quarterly operating results may fluctuate significantly because of several factors, including:

  •
  the timing of new restaurant openings and related expenses;

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  restaurant operating costs for our newly opened restaurants, which are often materially greater during the first several months of operation than thereafter, and pre-opening costs;

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  labor availability and costs for hourly and management personnel;

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  profitability of our restaurants, especially in new markets;

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  increases and decreases in comparable restaurant sales;

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  impairment of long-lived assets, including goodwill, and loss on any restaurant closures;

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  changes in borrowings and interest rates;

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  changes in consumer preferences and competitive conditions;

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  fluctuations in food and commodity prices;

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  fluctuations in costs attributable to public company compliance costs, including Sarbanes-Oxley Act related costs; and

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  general economic conditions.

        Our business is also subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the summer months and winter holiday season of each fiscal year. As a result, our quarterly and annual operating results and comparable restaurant sales may fluctuate significantly as a result of seasonality and the factors discussed above. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

        We are required to make quarterly dividend payments on our outstanding Series A Convertible Preferred Stock which may reduce the cash available for other purposes or dilute your current investment.    Cash dividends payable to holders of our outstanding preferred stock aggregate approximately $110,000 each quarter. We may elect to pay such dividends in our common stock valued at $1.58 per share. We believe that our cash resources will be sufficient to permit us to pay quarterly cash dividends to our preferred shareholders in the near future without an adverse affect on cash needed for current operations and planned expansion. However, we cannot assure you that we will have sufficient cash resources to cover such dividend payments. If we are unable to pay future quarterly dividends to our preferred shareholders in cash, or determine that it is imprudent to do so, the common stock we issue as payment of dividends would dilute your current investment and trigger anti-dilution rights of certain outstanding securities.

        Our existing shareholders have significant control which could reduce your ability to receive a premium for your shares through a change in control.    As of September 30, 2004, our directors and executive officers, as a group, beneficially owned approximately 66.7% of our common stock and Series A Convertible Preferred Stock on an as-if-converted basis. As a result, they are able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock. As a result, this concentration of ownership could depress our stock price.

        If we do not maintain our Nasdaq listing, you may have difficulty reselling your common stock.    We will need to maintain certain financial and corporate governance qualifications to keep our securities listed on Nasdaq. We cannot assure you that we will at all times meet the criteria for continued listing on The Nasdaq SmallCap Market. If we fail to maintain such qualifications, including a minimum bid price for our common stock of $1.00, our securities may be delisted. In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board. In addition, our securities could become subject to the SEC's "penny stock rules." The penny stock rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors. Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities. If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

        Special note regarding our forward-looking statements.    This document and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document and the documents incorporated herein by reference, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption Risk Factors. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

SELLING SHAREHOLDERS

        The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on September 30, 2004. Percentage of outstanding shares beneficially owned is based on 10,374,083 shares of common stock issued and outstanding, including 3,440,190 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 2,022,253 shares of common stock issuable at the second closing under the Securities Purchase Agreement, dated September 17, 2004. Unless otherwise noted, the address of each selling shareholder is 730 East Lake Street, Wayzata, MN 55391.

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering
Aethlon Capital LLC 4920 IDS Center 80 South Eighth Street Minneapolis, MN 55402	53,846	(3)	*	53,846	(3)	0		—
Daniel B. and Linda O. Ahlberg JTWROS	14,000		*	14,000		0		—
Alice Ann Corporation	21,000		*	21,000		0		—
William H. Baxter TTEE FBO William H. Baxter Rev Tr u/a dtd 7/3/96	14,000		*	14,000		0		—
Dean Belbas Revocable Trust dated March 18, 1998 2501 S. Kiwanis Avenue #112 Sioux Falls, SD 57105	127,996	(4)	1.2%	28,000		99,996	(5)	*
David C. & Carol O. Brown TTEE's FBO David C. and Carol O. Brown Rev Tr u/a dtd 10/23/97	21,000		*	21,000		0		—
Brust Limited Partnership	14,000		*	14,000		0		—
David P. Buck and Suellen E. Buck 4075 West 51st Street, #301 Edina, MN 55425	36,031	(6)	*	10,769		25,262	(7)	—
Burguete Investment Partners LP 435 Martin St., Ste 3090 Blaine, WA 98230	70,000		*	70,000		0		—
Gary E. Clipper and Leslie J. Clipper JTWROS	14,000		*	14,000		0		—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering
Constable Capital LLC 18300 Minnetonka Blvd., Ste 110 Deephaven, MN 55391	228,308		2.2%	228,308		0		—
Constable Capital QP LLC 18300 Minnetonka Blvd., Ste 110 Deephaven, MN 55391	202,461		1.9%	202,461		0		—
Craig-Hallum Capital Group LLC 222 South Ninth Street, Ste 350 Minneapolis, MN 55402	76,884	(3)	*	76,884	(3)	0		—
Craig-Hallum Partners LP 222 South Ninth Street, Ste 350 Minneapolis, MN 55402	140,000		1.3%	140,000		0		—
Erik Franklin 534 Openaki Road Denville, NJ 07834	70,000		*	70,000		0		—
Global Bermuda Limited Partnership 601 Carlson Parkway, Ste 200 Minnetonka, MN 55305	86,153		*	86,153		0		—
Granite Partners, LLC 308 East Pennbrook Circle Sioux Falls, SD 57108	595,753		5.7%	595,753		0		—
Joseph and Ann Lewis Henkin 2400 Old Yankton Road Sioux Falls, SD 57108	21,538		*	21,538		0		—
Gary S. Kohler (8) 11554 Cedar Pass Minnetonka, MN 55305	743,913		7.0%	70,000		27,760		*
Elizabeth J. Kuehne	14,000		*	14,000		0		—
Lakeshore International, Ltd 601 Carlson Parkway, Ste 200 Minnetonka, MN 55305	344,616		3.3%	344,616		0		—
Jerry E. Mathwig 9031 Avila Cove Eden Prairie, MN 55347	106,366(9)		1.0%	43,077		63,289	(10)	*

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)	Percent of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered (2)	Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)	Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering
Oral & Maxillofacial Surgeons Pension Plan FBO Donald Vap u/a dtd 2/1/1970	14,000	*	14,000	0	—
Charles Richard Patton 16407 Grenwich Trail Eden Prairie, MN 55346	14,000	*	14,000	0	—
Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	21,000	*	21,000	0	—
Piper Jaffray as Custodian FBO Bradley A. Erickson IRA	21,000	*	21,000	0	—
Piper Jaffray as Custodian FBO J. Richard Gilliland IRA	14,000	*	14,000	0	—
Piper Jaffray as Custodian FBO Dan Lastavich IRA	14,000	*	14,000	0	—
Piper Jaffray as Custodian FBO Michael E. McElligott SPN/PRO	14,000	*	14,000	0	—
Piper Jaffray as Custodian FBO Charles W. Pappas IRA	14,000	*	14,000	0	—
Piper Jaffray as Custodian FBO David H. Potter IRA	32,305	*	32,305	0	—
Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO	21,000	*	21,000	0	—
Piper Jaffray as Custodian FBO Michael R. Wilcox IRA	14,000	*	14,000	0	—
Pleiades Investment Partners-R, L.P. 153 East 53rd Street, 26th Floor New York, NY 10022	64,616	*	64,616	0	—
Potomac Capital International Ltd. 153 East 53rd Street, 26th Floor New York, NY 10022	47,384	*	47,384	0	—
Potomac Capital Partners, L.P. 153 East 53rd Street, 26th Floor New York, NY 10022	103,384	1.0%	103,384	0	—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered (2)	Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering
John T. Potter	14,000		*	14,000	0		—
Alan R. Reckner	14,000		*	14,000	0		—
Dermot F. Rowland 6100 Auto Club Road Bloomington, MN 55438	102,730	(11)	1.0%	22,400	80,330	(12)	*
Carolyn Salon	14,000		*	14,000	0		—
Joel A. Salon	14,000		*	14,000	0		—
Marvin W. Schenk 5246 NE Fillmore Minneapolis, MN 55421	64,387	(13)	*	14,000	50,387	(14)	*
Dr. Paul C. Seel and Nancy S. Seel JTWROS	14,000		*	14,000	0		—
Bruce H. Senske 7012 Royal Link Court Eden Prairie, MN 55346	96,327	(15)	*	15,077	81,250	(16)	*
SF Capital Partners Ltd 3600 South Lake Drive St. Francis, WI 53235	215,384		2.1%	215,384	0		—
E. Terry Skone	14,000		*	14,000	0		—
Cedric A. and Margaret E. Veum TTEE's FBO Cedric A. and Margaret E. Veum Living Trust u/a dtd 6/20/96	14,000		*	14,000	0		—
Manuel A. Villafana	14,000		*	14,000	0		—
Donald O. and Janet M. Voight TTEE's FBO Janet M. Voight Trust u/a dtd 8/29/96	21,000		*	21,000	0		—
Esther M. Wagenheim 125 Adams Road Pittsford, VT 05763	53,845		*	53,845	0		—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered (2)	Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering
Richard Wagenheim 432 N. Fig Tree Lane Plantation, FL 33317	93,074	(17)	*	43,077	49,997	(18)	*
Wedbush Morgan Securities cust f/b/o Jeffrey A. Sowada IRA 34 Peninsula Road Dellwood, MN 55110	86,153		*	86,153	0		—
Whitebox Intermarket Partners, L.P. 3033 Excelsior Blvd, Ste 300 Minneapolis, MN 55416	646,153		6.1%	646,153	0		—

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of September 30, 2004.

(2)
Except as otherwise noted, the shares reported in this column represent shares of common stock and warrants to purchase a number of shares of common stock equal to 40% of such shares.

(3)
Represents shares purchasable pursuant to the exercise of warrants.

(4)
Includes (a) 25,060 shares of common stock, (b) 63,291 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 39,645 shares of common stock.

(5)
Includes (a) 5,060 shares of common stock, (b) 63,291 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 31,645 shares of common stock.

(6)
Includes (a) 10,645 shares of common stock, (b) 12,658 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 12,728 shares of common stock.

(7)
Includes (a) 2,953 shares of common stock, (b) 12,658 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 9,651 shares of common stock.

(8)
The number of shares reported herein as beneficially owned by Mr. Kohler before the offering consists of (a) 52,444 shares of common stock, (b) 25,316 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, (c) warrants to purchase 20,000 shares of common stock, and (d) 461,538 shares of common stock and warrants to purchase 184,615 shares of common stock held by Whitebox Intermarket Partners, L.P., in which, upon information and belief, Mr. Kohler is deemed to have a beneficial interest. The number of shares reported herein as shares offered and as shares beneficially owned if all shares offered are sold in the offering do not include shares owned by Whitebox Intermarket Partners, L.P.

(9)
Includes (a) 78,236 shares of common stock and (b) warrants to purchase 28,130 shares of common stock.

(10)
Includes (a) 47,467 shares of common stock and (b) warrants to purchase 15,822 shares of common stock.

(11)
Includes (a) 31,775 shares of common stock, (b) 31,645 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 39,310 shares of common stock.

(12)
Includes (a) 15,775 shares of common stock, (b) 31,645 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 32,910 shares of common stock.

(13)
Includes (a) 12,445 shares of common stock, (b) 31,962 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 19,980 shares of common stock.

(14)
Includes (a) 2,445 shares of common stock, (b) 31,962 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 15,980 shares of common stock.

(15)
Includes (a) 17,019 shares of common stock, (b) warrants to purchase 4,308 shares of common stock, and (c) options to purchase 75,000 shares of common stock.

(16)
Includes (a) 6,250 shares of common stock and (b) options to purchase 75,000 shares of common stock.

(17)
Includes (a) 57,033 shares of common stock, (b) 15,822 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 20,219 shares of common stock.

(18)
Includes (a) 26,264 shares of common stock, (b) 15,822 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) warrants to purchase 7,911 shares of common stock.

Sales to Selling Shareholders

        During the third quarter of 2004, we entered into a securities purchase agreement with accredited investors for the sale of approximately $8.5 million of common stock and warrants. We agreed to sell 2,614,609 shares of common stock at an offering price of $3.25 per share. Craig-Hallum Capital Group LLC and Aethlon Capital, LLC served as our placement agents. We also agreed to sell five-year warrants to purchase an aggregate of 1,045,844 shares of common stock at an exercise price of $5.00 per share, subject to certain anti-dilution adjustments. In connection with such placement, we agreed to issue our agents warrants to purchase an aggregate of 130,730 shares of common stock at an exercise price of $5.00 per share, subject to certain anti-dilution adjustments, and agreed to pay our agents cash commissions aggregating $424,874. This registration covers all of the shares of common stock issued and issuable in such private placement, all of the shares of common stock issuable upon exercise of the investor warrants and all of the shares of common stock issuable upon exercise of the agent warrants. The shares and warrants issued and sold in the initial closing equaled 19.9% of our outstanding common stock before the issuance. Completion of the issuance and sale of the remaining shares and warrants will be subject to approval by our shareholders in compliance with Nasdaq Marketplace Rules.

Relationships with Selling Shareholders

        Granite Partners LLC, an entity over which Eugene E. McGowan exercises control, purchased 425,538 shares and warrants for the purchase of 170,215 shares for total consideration of $1,383,000. In addition, Whitebox Intermarket Partners, L.P. purchased 461,538 shares and warrants for the purchase of 184,615 shares for total consideration of $1,500,000. Due to the foregoing purchases, Granite Partners and Whitebox Intermarket Partners each became beneficial owners of more than 5% of our common stock. Also in connection with the private placement, Bruce H. Senske, one of our directors, purchased 10,769 shares and warrants for the purchase of 4,308 shares for total consideration of $35,000, and Dermot F. Rowland, one of our directors, purchased 16,000 shares and warrants for the purchase of 6,400 shares for total consideration of $52,000. Richard Wagenheim and Ester M. Wagenheim, two of the selling shareholders, are non-household adult family members of Steven J. Wagenheim, our President, Chief Executive Officer and a member of our board of directors.

Registration Rights of Selling Shareholders

        In connection with the securities purchase agreement, we entered into a registration rights agreement with the investors whereby we agreed to prepare and file with the SEC registration statements covering the resale of all registrable securities on a continuous basis pursuant to a "shelf" registration statement, and to use our best efforts to keep the registration statement effective until the earlier of the fifth anniversary after its effective date or the date on which all of such securities have been sold or may be sold by the holders pursuant to SEC Rule 144(k). Such registration statement(s) will be at the expense of our company. If a registration statement is not filed on or before its filing date, or a registration statement is not declared effective on or prior to a required effectiveness date, or after its effective date, a registration statement ceases to be effective for more than an aggregate of 20 trading days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.0% of the aggregate investment amount paid by the holder for shares pursuant to the securities purchase agreement and on each monthly anniversary of our failure to effect such registration.

        We have also agreed to customary provisions with respect to the indemnification of investors, their officers, directors, agents, investment advisors, partners, members and employees and controlling persons against losses and expenses incurred or arising out of untrue or alleged untrue statements of material fact in any registration statement or prospectus, and the holders have agreed to indemnify our company, directors, officers, agents, employees and controlling persons against losses arising out of an investor's failure to comply with prospectus delivery requirements or any untrue statement of material fact in any registration statement or prospectus furnished by an investor in writing for use therein. We and our private placement agents have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Indemnification of our officers, directors and employees is also provided pursuant to Minnesota statute, our articles and our bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

USE OF PROCEEDS

        All of the net proceeds from the sale of the shares will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
to cover short sales made after the date that this registration statement is declared effective by the SEC;

•
broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        Upon the company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder's business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        The company has advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

        The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock. The company and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

        For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

EXPERTS

        The financial statements as of December 29, 2002 and December 28, 2003 and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

3,791,183 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

                        , 2004

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$1,996
Legal fees and expenses	65,000
Accounting fees and expenses	10,000
Blue sky and related fees and expenses	5,000
Miscellaneous (including listing fees)	45,004

Total	$127,000

        Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 15. Indemnification of Directors and Officers.

        The registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of the articles of incorporation of the registrant provides that the registrant shall indemnify and may, in the discretion of the board of directors, insure current and former directors, officers and employees of the registrant in the manner and to the fullest extent permitted by law. Section 6.1 of the by-laws of the registrant provides that the registrant shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the registrant.

        The registrant and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The registrant and its private placement agents have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

        See "Exhibit Index."

Item 17. Undertakings.

        The small business issuer will:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)
  Include any prospectus required by Section 10(a)(3) of the Securities Act.

  (ii)
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  Include any additional or changed material information on the plan of distribution.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on October 15, 2004.

Granite City Food & Brewery Ltd.
By	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven J. Wagenheim and Monica A. Underwood, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim	President, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2004
/s/ MONICA A. UNDERWOOD Monica A. Underwood	Interim Chief Financial Officer and Corporate Controller (Principal Financial Officer and Principal Accounting Officer)	October 15, 2004
/s/ WILLIAM E. BURDICK William E. Burdick	Director	October 15, 2004
/s/ JAMES G. GILBERTSON James G. Gilbertson	Director	October 15, 2004
/s/ STEVE T. KIRBY Steve T. Kirby	Director	October 15, 2004

/s/ EUGENE E. MCGOWAN Eugene E. McGowan	Director	October 15, 2004
/s/ ARTHUR E. PEW III Arthur E. Pew III	Director	October 15, 2004
/s/ DERMOT F. ROWLAND Dermot F. Rowland	Director	October 15, 2004
/s/ BRUCE H. SENSKE Bruce H. Senske	Director	October 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 000-29643)).
4.2	By-laws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on December 22, 1999 (File No. 333-93459)).
4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.4	Specimen unit certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.5	Form of Warrant Agreement (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 0-29643)).
4.6	Amendment No. 1 to Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643) ).
5	Opinion of Briggs and Morgan, Professional Association.
10	Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated September 17, 2004.
23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).
23.2	Consent of Registered Public Accounting Firm.
24	Power of Attorney (included on Signature page).

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AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX